Exhibit 11 COMPUTATION OF LOSS PER SHARE (in thousands except per shares amounts)




                                                 Three Months Ended             Nine Months Ended
                                                    September 30,                 September 30,
                                               ----------------------        ----------------------
                                                 1996           1995           1996           1995
                                               -------        -------        -------        -------
Net loss attributable to common
   stockholders                                $(2,606)       $(4,793)       $(8,110)       $(8,014)
                                               =======        =======        =======        =======

Weighted average shares used to
   compute net loss per share

Weighted average number of
   shares outstanding:

Convertible Preferred Stock                      1,991          5,706          4,918          5,706

Common Stock                                     7,732            569          2,976            569

Number of common equivalents
   as a result of warrants granted
   using the treasury stock method
   in accordance with Staff
   Accounting Bulletin 83                                         185             62            185

Number of common equivalents
   as a results of stock options granted
   using the treasury stock method
   in accordance with Staff
   Accounting Bulletin 83                                         474            157            474
                                               -------        -------        -------        -------

Total                                            9,723          6,934          8,113          6,934
                                               =======        =======        =======        =======

Net loss per shares attributable
   to common stockholders                      $ (0.27)       $ (0.69)       $ (1.00)       $ (1.16)
                                               =======        =======        =======        =======

The calculations for all periods shown include the shares and warrants of convertible preferred stock as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the initial public offering of the Company's common stock.